EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							21-010

Date: July 26, 2021	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2021 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss1 of $13.7 million, or $(0.09) per diluted share, for the second quarter 2021 compared to net income of $5.5 million, or $0.04 per diluted share, for the second quarter 2020 and a net loss of $2.9 million, or $(0.02) per diluted share, for the first quarter 2021.  Helix reported Adjusted EBITDA2 of $24.8 million for the second quarter 2021 compared to $47.9 million for the second quarter 2020 and $36.2 million for the first quarter 2021.

For the six months ended June 30, 2021, Helix reported a net loss of $16.6 million, or $(0.11) per diluted share, compared to a net loss of $6.5 million, or $(0.06) per diluted share, for the six months ended June 30, 2020.  Adjusted EBITDA for the six months ended June 30, 2021 was $61.0 million compared to $67.3 million for the six months ended June 30, 2020.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2021	6/30/2020	3/31/2021	6/30/2021	6/30/2020

Revenues	$161,941	$199,147	$163,415	$325,356	$380,168

Gross Profit	$3,130	$29,576	$14,624	$17,754	$31,586

	2%	15%	9%	5%	8%

Net Income (Loss) [1]	$(13,709)	$5,450	$(2,878)	$(16,587)	$(6,488)

Diluted Earnings (Loss) Per Share	$(0.09)	$0.04	$(0.02)	$(0.11)	$(0.06)

Adjusted EBITDA [2]	$24,812	$47,915	$36,168	$60,980	$67,258

Cash and Cash Equivalents [3]	$243,911	$178,367	$204,802	$243,911	$178,367

Cash Flows from Operating Activities [4]	$52,671	$23,264	$39,869	$92,540	$6,042

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our performance in the second quarter 2021 reflected the seasonal increased activity in the North Sea in both our Well Intervention and Robotics segments as well as continued steady performance by the Q7000 in Nigeria.  Also evident in our performance is the challenged utilization and rates in the Gulf of Mexico as the Q5000 rolled off its long-term contract and the impact of lower rates on our short-term contract extension on the Siem Helix 1 in Brazil.  Despite these challenges, we nonetheless generated strong cash flows due to improvements in working capital and disciplined capital spending.  As expected, 2021 remains a challenging year.  The relative strength and stability of oil prices continues to be a positive development that could yield benefits in 2022 and beyond.  We remain committed to operational excellence and executing in this challenging market.”

(

[1] Net income (loss) attributable to common shareholders
[2] Adjusted EBITDA is a non-GAAP measure. See reconciliations below
[3] Excludes restricted cash of $71.3 million, $42.1 million and $65.6 million as of 6/30/21, 6/30/20 and 3/31/21, respectively
[4] Cash flows from operating activities during the six months ended 6/30/20 include $18.2 million of regulatory certification costs for our vessels and systems

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2021	6/30/2020	3/31/2021	6/30/2021	6/30/2020
Revenues:
Well Intervention	$132,305	$145,841	$133,768	$266,073	$286,493
Robotics	31,651	50,836	22,156	53,807	86,094
Production Facilities	14,218	13,593	16,447	30,665	29,134
Intercompany Eliminations	(16,233)	(11,123)	(8,956)	(25,189)	(21,553)
Total	$161,941	$199,147	$163,415	$325,356	$380,168

Income (Loss) from Operations:
Well Intervention	$(6,719)	$11,758	$5,243	$(1,476)	$6,066
Robotics	255	7,781	(2,934)	(2,679)	4,957
Production Facilities	4,682	3,365	6,514	11,196	7,008
Goodwill Impairment	—	—	—	—	(6,689)
Corporate / Other / Eliminations	(9,159)	(8,710)	(9,378)	(18,537)	(18,175)
Total	$(10,941)	$14,194	$(555)	$(11,496)	$(6,833)

Segment Results

Well Intervention

Well Intervention revenues decreased $1.5 million, or 1%, in the second quarter 2021 compared to the previous quarter.  The decrease was primarily due to lower utilization and rates in the Gulf of Mexico and lower rates in Brazil during the second quarter 2021, offset in part by seasonally higher utilization in the North Sea and a full quarter of activity on the Q7000, which resumed operations in Nigeria January 2021.  Our revenues were negatively impacted by the completion of our long-term contract on the Q5000 in the Gulf of Mexico and our short-term extension at lower rates on the Siem Helix 1 in Brazil.  Overall Well Intervention vessel utilization increased to 72% in the second quarter 2021 from 70% in the previous quarter.  Well Intervention incurred a net loss from operations of $6.7 million in the second quarter 2021, a decrease of $12.0 million compared to operating income of $5.2 million in the previous quarter.  The decrease was due to higher costs associated with increased activity in the North Sea and West Africa as well as marginally lower revenues during the second quarter.

Well Intervention revenues decreased $13.5 million, or 9%, in the second quarter 2021 compared to the second quarter 2020.  The decrease in revenues was primarily due to lower vessel utilization and rates in the Gulf of Mexico and lower rates in Brazil during the second quarter 2021, offset in part by higher utilization on the Q7000 in Nigeria.  Well Intervention vessel utilization was 72% in the second quarter of both 2021 and 2020.  Well Intervention incurred a net loss from operations of $6.7 million in the second quarter 2021, a decrease of $18.5 million compared to operating income of $11.8 million in the second quarter 2020.  The decrease was due to lower revenues as well as higher costs associated with our increased activity in the North Sea and West Africa, offset in part by cost reduction efforts in the Gulf of Mexico associated with lower utilization during the second quarter 2021.

Robotics

Robotics revenues increased $9.5 million, or 43%, in the second quarter 2021 compared to the previous quarter.  The increase in revenues was due to the seasonal increase in activity with increased vessel days and ROV and trenching activity during the second quarter.  Vessel days during the second quarter 2021 included 61 spot vessel days performing follow-on seabed clearance work compared to three spot vessel days during the first quarter 2021.  Chartered vessel utilization increased to 93% in the second quarter 2021, which included 236 total vessel days, compared to 90% in the first quarter 2021, which included 165 total vessel days.  ROV, trencher and ROVDrill utilization increased to 36% in the second quarter 2021 from 24% in the previous quarter, and trenching days in the second quarter 2021 increased to 84 days compared to 72 days in the previous quarter.  Robotics generated operating income of $0.3 million during the second quarter 2021 compared to an operating loss of $2.9 million during the previous quarter due to higher revenues quarter over quarter.

Robotics revenues decreased $19.2 million, or 38%, in the second quarter 2021 compared to the second quarter 2020.  The decrease in revenues year over year was due to fewer vessel days as well as a reduction in trenching activity compared to the second quarter 2020.  Vessel days during the second quarter 2021 decreased to 236 compared to 499 during the second quarter 2020, with fewer days working seabed clearance.  Vessel days during the second quarter 2020 included 342 spot vessel days primarily attributable to the seabed clearance project in the North Sea and utilization on the Ross Candies in the Gulf of Mexico compared to 61 spot vessel days during the second quarter 2021 performing follow-on seabed clearance work.  Chartered vessel utilization decreased to 93% during the second quarter 2021 compared to 95% during the second quarter 2020.  Total ROV, trencher and ROVDrill utilization was 36% in the second quarter 2021 compared to 34% in the second quarter 2020; however, trenching days in the second quarter 2021 decreased to 84 days compared to 119 days in the second quarter 2020, which included 69 days of trenching operations on third-party vessels offshore Virginia.  Robotics income from operations declined $7.5 million in the second quarter 2021 compared to the second quarter 2020 due to lower revenues year over year.

Production Facilities

During the second quarter 2021, Production Facilities revenues decreased $2.2 million, or 14%, compared to the previous quarter due to lower oil and gas production revenues, offset in part by higher revenues associated with the Helix Fast Response System (HFRS).  Production Facilities revenues increased $0.6 million, or 5%, in the second quarter 2021 due to higher revenues associated with the HFRS, offset in part by lower oil and gas production compared to the second quarter 2020.  Helix amended the contract with HWCG for the HFRS effective April 1, 2021.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $13.4 million, or 8.3% of revenue, in the second quarter 2021 compared to $15.2 million, or 9.3% of revenue, in the previous quarter.  The decrease was primarily due to lower employee compensation costs during the second quarter.

Other Income and Expenses

Other income, net was $1.0 million in the second quarter 2021 compared to $1.6 million in the previous quarter.  Other income, net includes unrealized foreign currency translation gains related to the British pound, which strengthened approximately 1% during both the first and second quarters 2021.

Cash Flows

Operating cash flows were $52.7 million in the second quarter 2021 compared to $39.9 million in the previous quarter and $23.3 million in the second quarter 2020.  The increase in operating cash flows year over year was due to improvements in working capital, offset in part by lower earnings during the second quarter 2021.

Capital expenditures totaled $5.4 million in the second quarter 2021 compared to $1.3 million in the previous quarter and $5.2 million in the second quarter 2020.  Regulatory certification costs for our vessels and systems, which are included in operating cash flows, were $4.4 million in the second quarter 2021 compared to $1.8 million in the previous quarter and $0.4 million in the second quarter 2020.

Free cash flow was $47.2 million in the second quarter 2021 compared to $38.5 million in the previous quarter and $18.6 million in the second quarter 2020.  The increase in free cash flow year over year was due primarily to higher operating cash flows in the second quarter 2021.  (Free cash flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $243.9 million at June 30, 2021 and excluded $71.3 million of restricted cash pledged as collateral on a short-term project-related letter of credit.  Available capacity under our revolving credit facility was $172.3 million at June 30, 2021.  Consolidated long-term debt decreased to $335.7 million at June 30, 2021 from $336.0 million at March 31, 2021.  Consolidated net debt at June 30, 2021 was $20.5 million.  Net debt to book capitalization at June 30, 2021 was 1%.  (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliations below.)

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Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2021 results (see the “For the Investor” page of Helix’s website, www.HelixESG.com).  The teleconference, scheduled for Tuesday, July 27, 2021 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-954-0656 for participants in the United States and 1-212-231-2919 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow.  We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision for current expected credit losses, if any.  In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense.  Net debt is calculated as total long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities including recent regulatory initiatives by the new U.S. administration; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group),Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020

	(unaudited)		(unaudited)

Net revenues	$161,941	$199,147	$325,356	$380,168
Cost of sales	158,811	169,571	307,602	348,582
Gross profit	3,130	29,576	17,754	31,586
Goodwill impairment	—	—	—	(6,689)
Gain (loss) on disposition of assets, net	(646)	473	(646)	473
Selling, general and administrative expenses	(13,425)	(15,855)	(28,604)	(32,203)
Income (loss) from operations	(10,941)	14,194	(11,496)	(6,833)
Net interest expense	(5,919)	(7,063)	(11,972)	(12,809)
Other income (expense), net	960	(2,069)	2,577	(12,496)
Royalty income and other	249	117	2,306	2,296
Income (loss) before income taxes	(15,651)	5,179	(18,585)	(29,842)
Income tax benefit	(1,968)	(271)	(1,852)	(21,364)
Net income (loss)	(13,683)	5,450	(16,733)	(8,478)
Net income (loss) attributable to redeemable noncontrolling interests	26	—	(146)	(1,990)
Net income (loss) attributable to common shareholders	$(13,709)	$5,450	$(16,587)	$(6,488)

Earnings (loss) per share of common stock:
Basic	$(0.09)	$0.04	$(0.11)	$(0.06)
Diluted	$(0.09)	$0.04	$(0.11)	$(0.06)

Weighted average common shares outstanding:
Basic	150,028	148,971	149,982	148,917
Diluted	150,028	149,691	149,982	148,917

Comparative Condensed Consolidated Balance Sheets

	June 30, 2021	Dec. 31, 2020
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$243,911	$291,320
Restricted cash (1)	71,282	—
Accounts receivable, net	125,569	132,233
Other current assets	78,869	102,092
Total Current Assets	519,631	525,645

Property and equipment, net	1,735,177	1,782,964
Operating lease right-of-use assets	125,481	149,656
Other assets, net	37,418	40,013
Total Assets	$2,417,707	$2,498,278

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$70,105	$50,022
Accrued liabilities	83,618	87,035
Current maturities of long-term debt (1)	70,492	90,651
Current operating lease liabilities	50,769	51,599
Total Current Liabilities	274,984	279,307

Long-term debt (1)	265,222	258,912
Operating lease liabilities	76,934	101,009
Deferred tax liabilities	97,906	110,821
Other non-current liabilities	2,601	3,878
Redeemable noncontrolling interests	—	3,855
Shareholders' equity (1)	1,700,060	1,740,496
Total Liabilities and Equity	$2,417,707	$2,498,278

(1)

Net debt to book capitalization 1% at June 30, 2021. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $20,521) divided by the sum of net debt and shareholders' equity ($1,720,581).

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
(in thousands, unaudited)	6/30/2021	6/30/2020	3/31/2021	6/30/2021	6/30/2020

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(13,683)	$5,450	$(3,050)	$(16,733)	$(8,478)
Adjustments:
Income tax provision (benefit)	(1,968)	(271)	116	(1,852)	(21,364)
Net interest expense	5,919	7,063	6,053	11,972	12,809
Other (income) expense, net	(960)	2,069	(1,617)	(2,577)	12,496
Depreciation and amortization	34,941	33,969	34,566	69,507	65,567
Goodwill impairment	—	—	—	—	6,689
EBITDA	24,249	48,280	36,068	60,317	67,719
Adjustments:
(Gain) loss on disposition of assets, net	646	(473)	—	646	(473)
General provision (release) for current expected credit losses	(83)	108	100	17	694
Realized losses from foreign exchange contracts not designated as hedging instruments	—	—	—	—	(682)
Adjusted EBITDA	$24,812	$47,915	$36,168	$60,980	$67,258

Free Cash Flow:
Cash flows from operating activities	$52,671	$23,264	$39,869	$92,540	$6,042
Less: Capital expenditures, net of proceeds from sale of assets	(5,432)	(4,692)	(1,329)	(6,761)	(17,081)
Free cash flow	$47,239	$18,572	$38,540	$85,779	$(11,039)